Exhibit 2.2

AMENDMENT TO DISPOSAL AGREEMENT

THIS AMENDMENT TO DISPOSAL AGREEMENT (this “Amendment”) made and entered into as of February 6, 2006, amends that certain Disposal Agreement, dated March 1, 2004, (together with all schedules, exhibits, addenda, amendments, modifications and supplements thereto, the “Agreement”) by and between Duratek Services Inc., a Tennessee corporation (“Customer”) and EnergySolutions, LLC (formerly known as Envirocare of Utah, LLC), a Utah limited liability company (“EnergySolutions”).  The parties to this Amendment, together with their permitted successors and assigns, are each individually referred to hereinafter as a “Party” and collectively as the “Parties.”

WHEREAS, Duratek, Inc. (“Duratek”) and EnergySolutions are entering into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) whereby, upon the terms and subject to the conditions stated therein, a subsidiary of EnergySolutions will merge with and into Duratek (the “Merger”); and

WHEREAS, as a condition to the willingness of Duratek to enter into the Merger Agreement, Duratek has required that EnergySolutions agree to enter into this Amendment, and in order to induce Duratek to enter into the Merger Agreement, EnergySolutions has agreed to enter into this Amendment which, among other things, provides for the credit of certain fees otherwise payable to EnergySolutions under the Agreement to the account of Customer, in each case, in the event the Merger Agreement is terminated as a result of certain circumstances specified in the Merger Agreement; and

WHEREAS, Customer, as a wholly-owned subsidiary of Duratek, will derive a substantial benefit from Duratek entering into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the Parties hereby agree as follows:

1.                                      DEFINITIONS

Certain capitalized terms used in this Amendment have the meanings set forth in Exhibit A to this Amendment.

2.                                      SIGNIFICANCE OF THIS AMENDMENT

                                                                                                The Parties acknowledge that this Amendment and the provisions contained herein are an integral part of the willingness of Duratek to enter into the Merger Agreement and the transactions contemplated therein and that, without this Amendment, Duratek would not enter into the Merger Agreement.

3.                                      CONDITIONAL EFFECTIVENESS OF AMENDMENT

The obligations and agreements of the Parties set forth in Section 4 of this Amendment, other than as set forth in Section 4.5, are conditioned upon the prior termination of the Merger Agreement by Duratek pursuant to, and in accordance with, Section 7.1(d)(iii) of the Merger Agreement (a “Special Circumstance Termination”).  Accordingly, the provisions of Section 4 of this Amendment, other than Section 4.5, shall only become effective, and the terms of the Agreement shall only be amended as set forth in Section 4 (other than as set forth in Section 4.5), upon the occurrence of a Special Circumstance Termination, in which case, the provisions of Section 4 of this Amendment (in addition to the provisions set forth in Section 4.5) shall automatically become effective without any further action by any of the Parties concurrently with the Special Circumstance Termination.  Notwithstanding the foregoing, this Amendment shall not amend the terms of the Agreement (including pursuant to Section 4.5) and shall be deemed null and void if the Merger Agreement is terminated for any reason other than as a result of a Special Circumstance Termination or if the Merger is consummated in accordance with the terms of the Merger Agreement.

4.                                      AMENDMENTS TO AGREEMENT

The Parties hereby agree to the following amendments to the Agreement:

4.1.                            Prepayment Credit

Subject to the terms and conditions of this Amendment, on the Effective Date, EnergySolutions shall credit to the account of, and for the benefit of, Customer the prepayment by Customer of $12,000,000 in fees otherwise payable to EnergySolutions (which, for the avoidance of doubt, shall not include any federal, state and local taxes payable by the Customer in connection with, or pursuant to, the Agreement) (the “Disposal Fee Credit”) in respect of the receipt, handling, storage, disposal, and treatment, if any, of Waste Material delivered by Customer (or Customer’s contractors or affiliates) to the Facility following the Effective Date pursuant to the terms of the Agreement (as modified by this Amendment).  The Disposal Fee Credit may be used by Customer commencing on the Effective Date and shall be valid until the third year anniversary of the Effective Date (such period, the “Term”), after which time the Disposal Fee Credit shall expire to the extent unused, subject to Customer’s annual cash conversion right described in Section 4.3 below.  A maximum of $4,000,000 of the Disposal Fee Credit (the “Annual Dollar Limit”) may be used by Customer over the course of any one-year period (each, an “Annual Period”).  For purposes of calculating the Annual Dollar Limit, the first Annual Period shall commence on the Effective Date and each succeeding Annual Period shall commence on the succeeding anniversary of the Effective Date.

4.2.                            Pricing

(a)                                  All services provided by EnergySolutions with respect to the receipt, handling, storage, disposal, and treatment, if any, of Waste Material delivered by Customer (or its contractors or affiliates) to the Facility during the Term, and for which Customer wishes to utilize the Disposal Fee Credit, shall be invoiced at the rates and prices set forth currently in the Agreement on the date hereof, subject to an increase of seven percent (7%) per annum in such rates and prices at the commencement of each of the second and third year of the Term (the “Agreed Rates”).

(b)                                 During the Term, in the event EnergySolutions offers or accepts from any Processor or Broker (or its contractors or affiliates) a price lower than the Agreed Rate paid by Customer pursuant to Section 4.2(a) hereof (taking into account for such purposes all reduced processing fees, rebates, discounts or other consideration of any nature received, either directly or indirectly, by such Processor or Broker (or its contractors or affiliates) from EnergySolutions (or its affiliates)) for comparable handling, storage, disposal or treatment services for comparable waste materials delivered by such Processor or Broker (or its contractors or affiliates) to the Facility, then EnergySolutions shall as promptly as reasonably practicable notify Customer of the same, and such Agreed Rate shall automatically be decreased to the lower pricing applied to comparable services rendered (or to be rendered) to the Processor or Broker for comparable waste materials.  The lower pricing shall be applied retroactively to Waste Materials delivered by Customer to the Facility since the date the Processor or Broker first received or was offered (whichever is earlier) the lower pricing (the “Retroactive Period”).  Any amounts owed Customer on account of the retroactive application of this Section 4.2(b) shall be credited back to the Disposal Credit Fee within 10 days of (i) notice by EnergySolutions of the lower pricing under this Section 4.2(b), or (ii) receipt by EnergySolutions of written notice from Customer with respect to the discovery by Customer of the same.

4.3.                            Conversion of Disposal Fee Credit to Cash Settlement Amount

(a)                                  Subject to the limitations set forth in Section 4.3(b) below, in the event Customer, in the ordinary course of its business, is unable to utilize during any Annual Period the full amount of the Annual Dollar Limit on the Disposal Fee Credit to which Customer is entitled (including, by way of example, and not by way of limitation, because (i) Customer was unable to obtain sufficient volumes of Waste Material for full utilization of the Disposal Fee Credit or (ii) there was a legal or regulatory prohibition on the transportation or disposal of Waste Material by Customer or disposal of Waste Material by EnergySolutions), Customer shall have the right, upon written notice delivered to EnergySolutions within 45 calendar days following the conclusion of such Annual Period, to receive from EnergySolutions an amount in cash equal to the excess of (A) the Annual Dollar Limit for such Annual Period over (B) the aggregate dollar amount of fees charged by EnergySolutions against the Disposal Fee Credit in respect of the receipt, handling, storage, disposal, and treatment of Waste Material delivered by Customer (or its contractors or affiliates) to the Facility during the course of such Annual Period (the “Cash Settlement Amount”). As promptly as reasonably practicable following Customer’s written request for payment of the Cash Settlement Amount (and in no event later than 30 calendar days following the date of request), EnergySolutions shall pay to Customer the Cash Settlement Amount by wire transfer of immediately available funds to an account designated by Customer.

(b)                                 For purposes of clarification, during any Annual Period for which a Cash Settlement Amount is otherwise payable to Customer pursuant to Section 4.3(a), to the extent that Customer, (i) uses a third party instead of EnergySolutions to dispose of Waste Material, (ii) stores processed Waste Material for more than a 180-day period pending shipment to EnergySolutions, or (iii) otherwise chooses not to use EnergySolutions to dispose of Waste Material that legally could be disposed of by EnergySolutions (in each case, other than as a result of the imposition of any Tax on the transportation or disposal of Waste Material by Customer at the Facility that significantly impairs the relative economic benefit to Customer of the disposal of Waste Material at the Facility pursuant to the Agreement), the Cash Settlement Amount otherwise payable to Customer for such Annual Period pursuant to Section 4.3(a) above shall be reduced dollar-for-dollar (but not below zero dollars) by the dollar amount of the fees that would otherwise have been payable to EnergySolutions under Section 4.2 above, were EnergySolutions to have instead performed similar services for Customer under the terms of the Agreement (as modified by this Amendment) with respect to such Waste Material.

4.4.                            Notification

The Parties agree to respond as promptly as reasonably practicable to each other’s reasonable requests for information with respect to the matters covered by Sections 4.2(b) and 4.3(b).

4.5.                            Term of Agreement

The Agreement shall continue in effect until the earlier of (i) the date of termination of the Merger Agreement (other than as a result of a Special Circumstance Termination) and (ii) the closing date of the Merger in accordance with the terms of the Merger Agreement; provided, that, in the event of a Special Circumstance Termination, the Agreement shall continue in effect until the third anniversary of the Effective Date.

4.6.                            Assignment

This Amendment, and the rights and obligations hereunder, including the Disposal Fee Credit, may not be assigned, delegated or transferred by Customer, except that Customer shall have the right, without the prior written consent of EnergySolutions to assign its rights and delegate its obligations under the Agreement (as modified by this Amendment) to Duratek or to any wholly-owned direct or indirect subsidiary of Duratek.  In no event shall the assignment or delegation by Customer of its respective rights or obligations under the Agreement (as modified by this Amendment) release Customer from its liabilities and obligations under the Agreement (as modified by this Amendment).  Any purported assignment, delegation or transfer of this Amendment, or the rights and obligations hereunder, shall be null and void and of no force or effect.

5.                                      REPRESENTATIONS AND WARRANTIES OF ENERGYSOLUTIONS

EnergySolutions hereby represents and warrants to Customer as follows:

5.1.                            Organization and Standing

EnergySolutions is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Utah and has the full and unrestricted power and authority to carry on its business as currently conducted, to enter into this Amendment and to carry out the transactions contemplated hereby.

5.2.                            Authorization

The execution, delivery and performance by EnergySolutions of this Amendment, the fulfillment of and the compliance with the terms and provisions hereof, and the consummation by EnergySolutions of the transactions contemplated hereby have been duly authorized by all necessary action on behalf of EnergySolutions, (which authorization has not been modified or rescinded and is in full force and effect), and will not: (a) conflict with, or violate, any term or provision of the certificate of formation or limited liability company agreement of EnergySolutions or (b) conflict with, or result in any breach of, or constitute a default under, any agreement to which EnergySolutions is a party or by which EnergySolutions is bound.

5.3.                            Binding Obligation

This Amendment constitutes a valid and binding obligation of EnergySolutions, enforceable in accordance with its terms.

6.                                      REPRESENTATIONS AND WARRANTIES OF CUSTOMER

Customer hereby represents and warrants to EnergySolutions as follows:

6.1.                            Organization and Standing

Customer is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee.  Customer has the full and unrestricted corporate power and authority to carry on its business as currently conducted, to enter into this Amendment and to carry out the transactions contemplated hereby.

6.2.                            Authorization

The execution, delivery and performance by Customer of this Amendment, the fulfillment of and the compliance with the terms and provisions hereof, and the consummation by Customer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of Customer, (which authorization has not been modified or rescinded and is in full force and effect), and will not: (a) conflict with, or violate, any term or provision of the articles of incorporation or bylaws of Customer or (b) conflict with, or result in any breach of, or constitute a default under, any agreement to which Customer is a party or by which Customer is bound.

6.3.                            Binding Obligation

This Amendment constitutes a valid and binding obligation of Customer, enforceable in accordance with its terms.

7.                                      MISCELLANEOUS

7.1.                            Representations and Warranties

All representations and warranties made by any Party herein shall also be deemed made on and as of the date the Effective Date as though such representations and warranties were made on and as of such date.

7.2.                            Effect of the Amendment

Except as provided for herein, the Agreement shall continue in full force and effect without change.

7.3.                            Severability

If any part of any provision of this Amendment shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Amendment.

7.4.                            Governing Law

This Agreement, the rights and obligations of the Parties, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Utah (excluding the choice of law rules thereof).

7.5.                            Headings

Section headings contained in this Amendment are inserted for convenience of reference only, shall not be deemed to be a part of this Amendment for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

7.6.                            Execution in Counterparts

To facilitate execution, this Amendment may be executed in as many counterparts as may be required.  It shall not be necessary that the signatures of, or on behalf of, each Party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each Party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts.  All counterparts shall collectively constitute a single agreement.  It shall not be necessary in making proof of this Amendment to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the Parties.

7.7.                            Binding Effect

Subject to any provisions hereof restricting assignment, this Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective successors, heirs, executors, administrators, legal representatives and assigns.

7.8.                            No Other Modification

Except as expressly set forth in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the day and year first above written.

ENERGYSOLUTIONS, LLC

By:	/s/ R. Steve Creamer
Name: R. Steve Creamer
Title: President and Chief Executive
Officer

DURATEK SERVICES INC.

By:	/s/ Robert F. Shawver
Name: Robert F. Shawver
Title: Executive Vice-President and
Chief Financial Officer

EXHIBIT A

DEFINITIONS

“Broker” or “Processor” means a broker or processor as such terms are commonly understood in the industry in which the Parties operate, but for the avoidance of doubt, shall not include any original generator of Waste Material.

“Effective Date” means the date on which the provisions of Section 4 of this Amendment, other than Section 4.5, become effective in accordance with Section 3 of this Amendment.

“Facility” has the meaning ascribed to it in the Agreement.

“Section” means a Section (or a subsection) of the Agreement.

“Tax” means all federal, state or local taxes, charges, fees, imposts, levies or other assessments imposed by a governmental authority, but excluding any income taxes.

“Waste Material” has the meaning ascribed to it in the Agreement.